PRESS RELEASE
FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Announces First Quarter 2008 Results
Continued Loan and Deposit Growth
Diluted Earnings per Share of $0.12

Winston-Salem, North Carolina, April 24, 2008 - Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the first quarter of 2008. For the three month period ended March 31, 2008, net income was $2.1 million or $0.12 per diluted share versus net income of $2.0 million or $0.11 per diluted share for the same period in 2007. For the fourth quarter of 2007, the Company had net income of $1.9 million with earnings per diluted share of $0.11.

Financial Highlights:
➢	Achieved year-over-year loan portfolio growth of $158.1 million or 14.7% and deposit growth of $64.0 million or 5.9%;

➢	Achieved first quarter loan portfolio growth of $47.5 million or 4.0%;

➢	Achieved year-over-year core (non-time) deposit growth of $54.8 million or 9.7% and $11.3 million or 1.9% in the first quarter;

➢	Improved the non-interest expense to average asset ratio to 2.61% in the current quarter from 2.67% in the fourth quarter of 2007;

➢	Paid a quarterly dividend of $0.04 per share on February 29, 2008;

➢	Introduced ME Banking deposit product, exceeding our first year projected goals for new accounts in its first 90 days.

Net interest income for the first quarter of $11.0 million was up 4.6%, compared with $10.5 million reported in the comparable quarter of 2007 and down from the $11.2 million earned in the fourth quarter of 2007. The first quarter 2008 net interest margin was 2.98% compared to the 3.22% for the first quarter of 2007 and 3.15% in the fourth quarter of 2007 due to the impact of Federal Reserve rate cuts of 200 basis points during the first quarter 2008.

Non-interest income was $3.6 million during the first quarter of 2008, compared to the $2.8 million reported in the fourth quarter of 2007 and the $3.1 million reported in the first quarter of 2007. Service charges on deposits, mortgage banking income, and brokerage and trust income for the first quarter 2008 in the aggregate increased $720 thousand or 46.7% on a year-over-year basis. During the first quarter 2008, nonrecurring gains on derivative activity of $1.0 million resulted from interest rate hedging transactions called prior to their stated maturity. These gains nearly offset the $1.4 million decline in revenue from Salem Capital for the same period last year. The Company recorded non-interest expense of $10.6 million in the current quarter, compared to $10.5 million reported in the fourth quarter.

As of March 31, 2008, the Company reported total assets of $1.7 billion, representing an increase of $180.4 million, or 12% year-over-year driven primarily by increases in the loan portfolio. The loan portfolio rose to $1.2 billion, an increase of $158.1 million, or 14.7% over the amount reported on March 31, 2007. Additionally, loans during the first quarter of 2008 grew by $47.5 million or 4.0% over the level on December 31, 2007. Total deposits stood at $1.1 billion at March 31, 2008, an increase of $97.5 million or 9.3% from the prior quarter and $64.0 million or 5.9% year-over-year. The Company has seen good growth in core (non-time) deposit balances up $11.3 million or 1.9% since year-end 2007 and $54.8 million or 9.7% since the first quarter 2007.

Nonperforming loans rose to $7.0 million or 0.57% of total loans at quarter-end, in comparison with $2.1 million or 0.17% of total loans as reported for December 31, 2007. At the end of the first quarter of 2007, nonperforming loans stood at $1.2 million or 0.11% of total loans. Nonperforming assets increased to $8.0 million or 0.48% of assets at March 31, 2008, compared to $2.8 million or 0.18% of assets at December 31, 2007. Net charge-offs as a percentage of average loans were 0.11% for the quarter ended March 31, 2008, 12 basis points lower than the 0.23% reported in the prior quarter. The provision for loan losses of $925 thousand was $175 thousand higher than the $750 thousand added in the fourth quarter of 2007. The Company’s allowance for loan losses equaled $14.9 million, or 1.20% of total loans and 2.12 times nonperforming loans at March 31, 2008.

At March 31, 2008, stockholders’ equity totaled $144.4 million and represented 8.5% of total assets. Stockholders’ equity increased $6.3 million or 4.6% from $138.1 million for the year ago period. Regulatory capital ratios are all well in excess of the “well capitalized” threshold. Liquidity improved during the quarter as the investment portfolio grew by $67.2 million or 29.4% over year-end 2007 balances.

Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “We are very pleased with our performance and the efforts of our people in these challenging times for our industry. We remain well capitalized with good liquidity and strong reserves. It is particularly important in this environment that we continue our focus on being fundamentally sound and prudent.”

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Southern Community’s executive management team will host a conference call on April 25, 2008, at 10:00 AM Eastern Time to discuss the quarter-end results. The call can be accessed by dialing 1-866-542-4241 or 1-416-641-6139 and asking for the Southern Community Financial Corporation call. A replay of the conference call can be accessed until 11:59 pm on May 26, 2008, by calling 1-800-408-3053 or 1-416-695-5800 and entering pass code 3258313.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Income Statement	2008	2007	2007	2007	2007

Total Interest Income	$24,325	$25,370	$25,339	$24,626	$23,573
Total Interest Expense	13,323	14,132	14,350	13,607	13,052
Net Interest Income	11,002	11,238	10,989	11,019	10,521

Provision for Loan Losses	925	750	575	600	850

Net Interest Income after Provision for Loan Losses	10,077	10,488	10,414	10,419	9,671

Non-Interest Income
Service Charges on Deposit Accounts	1,406	1,441	1,266	1,173	1,051
Gain (Loss) and Net Cash Settlement on Economic Hedges	1,044	19	69	(4)	(5)
Other Income	1,139	1,380	1,211	1,644	2,086
Total Non-Interest Income	3,589	2,840	2,546	2,813	3,132

Non-Interest Expense
Salaries and Employee Benefits	5,794	5,467	5,267	5,341	5,143
Occupancy and Equipment	1,964	2,021	2,116	1,888	1,903
Other	2,802	2,999	2,966	3,076	2,713
Total Non-Interest Expense	10,560	10,487	10,349	10,305	9,759

Income Before Taxes	3,106	2,841	2,611	2,927	3,044
Provision for Income Taxes	1,041	948	890	996	1,035

Net Income	$2,065	$1,893	$1,721	$1,931	$2,009

Net Income per Share
Basic	$0.12	$0.11	$0.10	$0.11	$0.12
Diluted	$0.12	$0.11	$0.10	$0.11	$0.11

Balance Sheet	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2008	2007	2007	2007	2007

Assets
Cash and due from Banks	$35,037	$31,905	$24,227	$32,742	$28,014
Federal Funds Sold & Int Bearing Balances	4,752	2,250	420	8,563	14,945
Investment Securities	296,151	228,933	247,088	250,211	261,734

Loans held for sale	4,110	1,929	3,137	5,143	7,601

Loans	1,235,952	1,188,438	1,155,031	1,104,299	1,077,878
Allowance for Loan Losses	(14,853)	(14,258)	(14,197)	(13,677)	(13,417)
Net Loans	1,221,099	1,174,180	1,140,834	1,090,622	1,064,461

Bank Premises and Equipment	38,790	38,997	38,881	39,587	39,984
Goodwill	49,792	49,792	49,792	49,792	49,792
Other Assets	40,721	41,196	44,352	43,580	43,536

Total Assets	$1,690,452	$1,569,182	$1,548,731	$1,520,240	$1,510,067

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$109,534	$109,895	$110,718	$112,142	$113,011
Money market, savings and NOW	507,105	495,448	479,595	413,533	448,849
Time	526,096	439,894	443,405	472,504	516,921
Total Deposits	1,142,735	1,045,237	1,033,718	998,179	1,078,781

Borrowings	393,306	372,405	360,309	371,024	281,157
Accrued Expenses and Other Liabilities	10,061	9,201	13,868	11,988	12,083
Total Liabilities	1,546,102	1,426,843	1,407,895	1,381,191	1,372,021

Total Stockholders' Equity	144,350	142,339	140,836	139,049	138,046

Total Liabilities and Stockholders' Equity	$1,690,452	$1,569,182	$1,548,731	$1,520,240	$1,510,067

Book Value per Share	$8.33	$8.18	$8.04	$7.89	$7.93

	As of or for the three months ended
	Mar 31,		Dec 31,		Sep 30,		Jun 30,		Mar 31,
	2008		2007		2007		2007		2007

Per Share Data:
Basic Earnings per Share	$0.12		$0.11		$0.10		$0.11		$0.12
Diluted Earnings per Share	$0.12		$0.11		$0.10		$0.11		$0.11
Book Value per Share	$8.33		$8.18		$8.04		$7.89		$7.93
Cash dividends paid	$0.040		$0.040		$0.040		$0.040		$0.035

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.51%		0.48%		0.45%		0.52%		0.56%
Return on Average Equity (annualized) ROE	5.84%		5.35%		4.92%		5.58%		5.96%
Return on Tangible Equity (annualized)	9.12%		8.42%		7.80%		8.86%		9.56%
Net Interest Margin	2.98%		3.15%		3.16%		3.25%		3.22%
Net Interest Spread	2.67%		2.77%		2.75%		2.87%		2.85%
Non-interest Income as a % of Revenue	24.60%		20.17%		18.81%		20.34%		22.94%
Non-interest Income as a % of Average Assets	0.89%		0.72%		0.66%		0.75%		0.87%
Non-interest Expense to Average Assets	2.61%		2.67%		2.69%		2.75%		2.70%
Efficiency Ratio	72.37%		74.49%		76.46%		74.50%		71.48%

Asset Quality:
Nonperforming Loans	$7,012		$2,052		$2,226		$983		$1,240
Foreclosed Assets	$8,042		$2,827		$3,165		$2,227		$2,659
Nonperforming Loans to Total Loans	0.57%		0.17%		0.19%		0.09%		0.11%
Nonperforming Assets to Total Assets	0.48%		0.18%		0.20%		0.15%		0.18%
Allowance for Loan Losses to Period-end Loans	1.20%		1.20%		1.23%		1.23%		1.24%
Allowance for Loan Losses to Nonperforming Loans	2.12	X	6.95	X	6.38	X	13.91	X	10.82	X
Net Charge-offs to Average Loans (annualized)	0.11%		0.23%		0.02%		0.12%		0.18%

Capital Ratios:
Equity to Total Assets	8.54%		9.07%		9.09%		9.15%		9.14%
Tangible Equity to Total Tangible Assets (1)	5.69%		6.00%		5.98%		5.97%		5.94%

Average Balances:
Year to Date
Interest Earning Assets	$1,485,037		$1,370,413		$1,355,030		$1,341,688		$1,324,218
Total Assets	1,625,164		1,513,619		1,498,310		1,485,292		1,467,296
Total Loans	1,219,800		1,114,677		1,093,693		1,074,700		1,054,315
Equity	142,190		138,693		138,094		137,716		136,623
Interest Bearing Liabilities	1,368,420		1,250,986		1,237,398		1,226,580		1,212,714

Quarterly
Interest Earning Assets	$1,485,037		$1,416,061		$1,381,279		$1,358,967		$1,324,218
Total Assets	1,625,164		1,559,047		1,523,922		1,503,090		1,467,296
Gross Loans	1,219,800		1,176,945		1,131,060		1,094,861		1,054,315
Equity	142,190		140,470		138,838		138,797		136,623
Interest Bearing Liabilities	1,368,420		1,291,307		1,258,681		1,240,293		1,212,714

Weighted Average Number of Shares Outstanding
Basic	17,359,452		17,449,203		17,584,565		17,574,100		17,423,824
Diluted	17,401,589		17,466,703		17,602,250		17,667,207		17,597,029
Period end outstanding shares	17,319,351		17,399,882		17,520,829		17,621,653		17,410,115

(1) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.